Exhibit 99.1

                  Neah Power Systems Announces Second
                         Quarter 2007 Results


    BOTHELL, Wash.--(BUSINESS WIRE)--Aug. 21, 2007--Neah Power Systems, Inc. (OTCBB:NPWS), a developer of fuel cells for military applications, notebook computers and portable electronic devices, today announced financial results for the second quarter and six months ended June 30, 2007.

    "In the second quarter, we made continued progress towards our 10-Watt fuel cell prototype, which we anticipate will be completed by September 30th," stated Daniel Rosen, Executive Chairman of Neah Power Systems. "In July, we finalized our contract with the Office of Naval Research in the amount of approximately $1.4 million. Neah Power anticipates generating operating revenues from this contract in the third quarter. We remain excited about the technological and revenue potential of our technology and look forward to bringing the benefits our fuel cells deliver to the military, our initial target market."

    There were no revenues for the three and six months ended June 30, 2006 and 2007. Net loss for the second quarter of 2007 was $1.9 million, or $0.02 per share, compared to net loss for the second quarter of 2006 of $1.8 million, or $0.02 per share. Net loss for the six months ended June 30, 2007 was $4.3 million, or $0.04 per share, compared to $3.4 million, or $0.06 per share for the six months ended June 30, 2006.

    Neah Power Systems had $1.9 million in cash and cash equivalents at June 30, 2007.

    Recent Corporate Highlights

    -- Finalized in July a contract award from the Office of Naval Research entitled "Design of High Power Density Direct Methanol Fuel Cell Stack Utilizing Porous Silicon Electrodes" in the amount of approximately $1.4 million. Based on the 2006 Department of Defense budget appropriation, the contract has a 12-month period of performance and revenue will be collected based on cost reimbursements.

    -- Appointed Steven T. Mayer to the company's Technical Advisory Board in July. Mayer serves as Principal Engineer and Director of New Product Development at Novellus Systems, Inc. and holds over 50 issued US patents. Neah Power Systems' four-person Technical Advisory Board is comprised of internationally renowned scientists with expertise ranging from electrochemistry to physics.

    -- Entered the Wearable Power Competition, sponsored by Department of Defense Research & Engineering, in August. The goal of the competition is to develop a superior portable power system for U.S. soldiers in the form of a wearable power system that lasts at least four days and reduces the weight of the energy source to four kilograms or less, half of that of current batteries.

    -- Appointed Daniel Rosen executive chairman. Rosen will act as primary company spokesperson and liaison to the investment community.

    About Neah Power Systems

    Neah Power Systems, Inc. is a leading developer of fuel cells for military applications, notebook computers and portable electronic devices. The company's patented, porous silicon-based design will provide long-lasting, efficient and safe power solutions. As an emerging leader in fuel cell technology, Neah Power's products will allow users to extend the operating time of 10 to 100 watt devices multiple times beyond that of conventional batteries. Further company information can be found at our Website www.neahpower.com.

    Forward-Looking Statements

    Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company's control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history, difficulties in developing and commercializing new technologies, and additional risk factors as discussed in the reports filed by the company with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.


    CONTACT: Lippert/Heilshorn & Associates
             Moriah Shilton, 415-433-3777 (Investor Relations)
             Mshilton@lhai.com